

Bridget Riley (b. 1931)

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Once a part of the esteemed Cranford Collection in London, one of Europe's most important collections, the Painting has both an impressive provenance and global exhibition history.

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Initial Offering Price
$2,553,000

Offering Circular
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Similar Sales | Record Price | Repeat Sales



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Price Appreciation of Similar Works
16.8%

Sharpe Ratio (1992-2021) watch video

Bridget Riley	▲1.04
All Art	0.39
S&P 500	0.54

31% Progress

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WHY WE LIKE THIS PAINTING



- One of the most significant British artists working today, Bridget Riley helped pioneer the Op art movement of the 1960s with her innovative geometric abstractions.
- In 1968, Riley was selected to represent Great Britain in the 34th Venice Biennale, where she became the first living British artist, and the first woman, to win the prestigious International Prize for Painting.
- Executed in 1983, the Painting belongs to a series of works characterized by their vertical stripes and vibrant colors, which Riley calls her "Egyptian Palette," inspired by a trip to Cairo in the winter of 1979 to 1980, where she studied the tombs of the later Pharaohs in the Valley of the Kings.
- Only eight paintings from the "Egyptian Palette" series, executed in various sizes between 1980 and 1985, have sold at auction since 2019. Most recently, *Praise I* (1981-82), which is identical in size to the Painting, sold for £2,202,000 ($2,495,238) at Christie's, London on October 13, 2022.
- Early vertical line paintings created between 1967 and 1980, which precede the "Egyptian Palette" series, have achieved prices in excess of $3.5 million. As of February 6, 2023, these works account for three of Riley's top five auction records and include: *Chant 2* (1967), which sold for $4,756,412 in February 2014 and *Zing 2* (1971), which sold for $4,503,417 in June 2021.
- The Painting has an extensive, global exhibition history, and has been included in five institutional art exhibitions organized in the United Kingdom, Germany, France, Italy and Japan.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

2021 Auction Sales
$17,195,994

2021 Number of Lots Sold
93

BRIDGET RILEY

b. 1931, UNITED KINGDOM



Oil on linen | 65 × 56 in. (165 × 142 cm.)

Bridget Riley is a leading figure of the Op art movement, known for her use of line, formal color arrangements and geometric precision to create optical visual effects.

$2,553,000

INITIAL OFFERING

16.8%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a medium-scale example from the "Egyptian Palette" series, which was inspired by a trip to Cairo in the winter of 1979 to 1980, where she studied the tombs of the later Pharaohs in the Valley of the Kings. The distinctive palette remained prevalent in Riley's artistic output from 1980 to 1985, and was reintroduced into her work around 2008. In the Painting, Riley employs evenly spaced, vertical bands consisting of several colors, including sky blue, terracotta, green, and ochre with accents of white; the work belongs to the second stage of the artist's exploration of the "Egyptian Palette." In the first phase, Riley employed four to five colors with intervals of black and white; the second phase removed the black; the third phase partially replaced the white stripes with a light lilac hue, and the fourth and final phase saw white completely removed and additional colors introduced. With her interest in exploring the rich array of colors she saw in Egypt, Riley realized this new palette required a move away from her previously intricate curvilinear forms to a simplified composition. Of the introduction of vertical stripes, Riley stated: "If I wanted to make color a central issue, I had to give up the complexities of form with which I had been working...the line has direction and length, it lends itself to simple repetition and by its regularity it simultaneously supports and counteracts the fugitive, fleeting character of color." Only eight paintings from the "Egyptian Palette" series, executed in various sizes between 1980 and 1985, have sold at auction since 2019. Most recently, *Praise I* (1981-82), which is identical in size to the Painting, sold for £2,202,000 ($2,495,238) at Christie's, London on October 13, 2022. Early vertical line paintings created between 1967 and 1980, which precede the "Egyptian Palette" series, have achieved prices in excess of $3.5 million. As of February 8, 2023, these works account for three of Riley's top five auction records and include: *Chant 2* (1967), which features an early variation of the vertical stripe motif, and sold for £2,882,500 ($4,756,412) at Christie's, London on February 13, 2014, and *Zing 2* (1971), which is smaller than the Painting but also employs vertical stripes for an optical effect, and sold for £3,262,500 ($4,503,417) at Christie's, London on June 30, 2021. The Painting's year, size, composition and palette make it a commercial and desirable work by Bridget Riley.

AS OF FEBRUARY 8, 2023, THE ARTIST'S TOP PRICES ACHIEVED AT AUCTION ARE LED BY *UNTITLED (DIAGONAL CURVE)* (1966), WHICH SOLD FOR £4,338,500 ($5,813,156) ON JUNE 30, 2016 AT CHRISTIE'S, LONDON, *GALA* (1974), WHICH SOLD FOR £4,362,000 ($5,781,734) ON MARCH 22, 2022 AT CHRISTIE'S, LONDON, AND *CHANT 2* (1967), WHICH SOLD FOR £2,561,250 ($5,105,851) £2,561,250 ON JULY 1, 2008 AT SOTHEBY'S, LONDON.

Early paintings by Bridget Riley were typically impressionistic, and by the early 1960s evolved into more formal studies of light and color, influenced by French Pointillist artists Georges Seurat and Paul Signac. In the early 1960s, Riley created her first "Op art" paintings in black and white, which are so named for the disorienting optical effect they produced. Later, Riley introduced colorful, clean lines into her oeuvre, while continuing to focus on geometric abstractions. In 1968, Bridget Riley was selected to represent Great Britain at the 34th Venice Biennale, where she became the first living British artist, and first woman, to win the prestigious International Prize for Painting. In 1971, Riley's first mid-career retrospective was held at the Kunstverein Hannover, and later traveled to the Kunsthallen in Bern and Düsseldorf, the Galleria Civica d'Arte Moderna in Turin and the Hayward Gallery in London. A large-scale wall painting by Riley was unveiled at the National Gallery in London in 2019, and that same year a survey of her work opened at the Scottish National Gallery, which then traveled to the Hayward Gallery in 2020. On March 3, 2022, a solo show of the artist's work, titled "Bridget Riley: Perceptual Abstraction," opened at the Yale Center for British Art in New Haven, CT and ran through July 2022. As of February 8, 2023, the artist's top prices achieved at auction are led by *Untitled (Diagonal Curve)* (1966), which sold for £4,338,500 ($5,813,156) on June 30, 2016 at Christie's, London, *Gala* (1974), which sold for £4,362,000 ($5,781,734) on March 22, 2022 at Christie's, London, and *Chant 2* (1967), which sold for £2,561,250 ($5,105,851) £2,561,250 on July 1, 2008 at Sotheby's, London.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


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Bridget Riley (British, b. 1931) is a leading figure of the Op Art movement and is widely known for her use of line, formal color arrangements and geometric precision to create optical visual effects. She was born in Norwood, a suburb of London, and spent her childhood in Cornwall and Lincolnshire. Riley attended Goldsmiths' College in London from 1949 to 1952 and the Royal College of Art from 1952 to 1955. Works by Bridget Riley are held in the permanent collections of some of the world's most important institutions, including the Museum of Modern Art in New York, the National Gallery of Art in Washington, D.C., the Tate Gallery in London and the Peggy Guggenheim Collection in Venice among others. Riley holds honorary doctorates from the University of Ulster, Oxford University, Cambridge University, De Montfort University and the University of Exeter, and was awarded Commander of the Order of the British Empire in 1974 and Companion of Honour in 1999. As of February 8, 2023, the artist splits her time between London, Cornwall, and France, and is represented by David Zwirner and Max Hetzler Gallery.





BRIDGET RILEY



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Bridget Riley with the following criteria: paintings on canvas executed between 1980 and 1985 that measure 50 inches by 50 inches to 95 inches by 95 inches. "Lilac Between" (1984/2008) was excluded from the comparative set due to its split date execution.The set of similar works includes one paintings acquired by Masterworks: Masterworks 167, LLC, an affiliate of the Company, at Sotheby's, Hong Kong Contemporary Evening Auction, held on October 7, 2022 for HKD 20,945,000 ($2,668,163). The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.8% CAGR implied from selected sales occurring from November 4, 1992 to October 13, 2022.